Leuthold Funds, Inc. - 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 28, 2023, relating to the financial statements and financial highlights of Leuthold Core Investment Fund, Leuthold Global Fund, Leuthold Select Industries Fund, Leuthold Grizzly Short Fund, and Leuthold Core ETF, each a series of Leuthold Funds, Inc., for the year ended ended September 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 29, 2024

C O H E N  &  C O M P A N Y,  L T D.

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board